Exhibit 99.1

Pacific Asia Petroleum Receives Chinese Government Approval for its Coalbed Methane Contract

FOR RELEASE: TUESDAY, April 8, 2008; 9:00AM Eastern Time

Hartsdale, New York, April 7, 2008:  Pacific Asia Petroleum, Inc. (PFAP.PK), a U.S.  publicly traded company announced today that on April 2, 2008, it received written confirmation that the Ministry of Commerce of The People’s Republic of China has approved the entry by Pacific Asia Petroleum, Ltd. (“PAPL”), a wholly-owned subsidiary of Pacific Asia Petroleum, Inc., into the Production Sharing Contract (“PSC”) signed on October 26, 2007 with China United Coalbed Methane Corp. Ltd. (“CUCBM”) for the exploitation of coalbed methane resources in the Zijinshan block, which is located in the Shanxi Province in China.

The PSC for the Zijinshan block covers an area of approximately 708 square kilometers (175,000 acres) and is located in the prospective Ordos Basin in the Shanxi Province of The People’s Republic of China. According to a study by China Petroleum & Chemical Corporation (“SINOPEC”), the Ordos Basin is the second largest petroleum-bearing basin in China and one of the most prolific gas reserve areas in China.  To the immediate west of the Zijinshan block are discovered gas fields estimated by CUCBM to contain gas resources of approximately 50 trillion cubic feet of gas (50 TCF).  Based on seismic studies and drilling previously done on the Zijinshan block, it is estimated by CUCBM that the Zijinshan block has potential gross gas resources in excess of 3.8 TCF. The Zijinshan block is also in close proximity to the major West-East gas pipeline, which links the gas reserves in China’s western provinces to the markets of the Yangtze River Delta, including Shanghai. Pacific Asia Petroleum will act as the Operator of the Block and initially has a 100% participating interest. CUCBM has the right to acquire a 40% participating interest commencing with the Development phase. The PSC covers a thirty-year relationship.

Commenting on the PSC, Frank C. Ingriselli, President & CEO of Pacific Asia Petroleum said: “We are excited that the Government of China has approved our contract and has decided that our company is both financially and technically qualified to own and operate this very important operation for our company in China. We are now ready to commence our operations in this promising block which complements our company’s development strategy. This venture, together with the other projects that our company is finalizing, have the potential to make Pacific Asia Petroleum, Inc. one of the largest foreign holders of coalbed methane and tight gas sand properties in China. The potential gross gas resource base under this PSC, together with the gas resource potential of the four additional resource blocks we plan to acquire in the Shanxi Province pursuant to pending agreements, are estimated by CUCBM to exceed 14 TCF of gas. We look forward to working with our partners to commercially develop these resources that should bring more clean gas to China and benefit many generations.”

About Pacific Asia Petroleum, Inc.

Pacific Asia Petroleum, Inc. was recently formed to engage in the business of oil and gas exploration, development, production and trading in Asia and the Pacific Rim countries, with a specific focus on the energy market in The People’s Republic of China. The Company’s executive offices are located in Hartsdale, New York, and the Company also has offices located in California and in Beijing, The People’s Republic of China.

For more information, go to: www.papetroleum.com

Contact:
Pacific Asia Petroleum, Inc. in New York, USA
George Unser: 914-472-6756

Statements contained in this press release that state the intentions, hopes, beliefs, anticipations, expectations or predictions of the future of Pacific Asia Petroleum, Inc. and its management are forward-looking statements. It is important to note that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties. Actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: the preliminary nature of well data, including permeability and gas content, and commercial viability of the wells; risk and uncertainties associated with exploration, development and production of oil and gas; drilling and production risks; our lack of operating history; limited and inadequate cash resources; expropriation and other risks associated with foreign operations; anticipated pipeline construction and transportation of gas; matters affecting the oil and gas industry generally; lack of availability of oil and gas field goods and services; environmental risks; changes in laws or regulations affecting our operations, as well as other risks described in our filings with the Securities and Exchange Commission.